Exhibit 21.1

WISCONSIN ENERGY CORPORATION
SUBSIDIARIES AS OF DECEMBER 31, 2002

The following table includes the subsidiaries of Wisconsin Energy Corporation, a diversified holding company incorporated in the state of Wisconsin, as well as the percent of ownership, as of December 31, 2002:

	State of
	Incorporation	Percent
Subsidiary (a)	or Organization	Ownership

Wisconsin Electric Power Company	Wisconsin	100%
ATC Management Inc.	Wisconsin	42.62%
American Transmission Company LLC	Wisconsin	37.28%
Bostco LLC	Wisconsin	100%

WICOR, Inc.	Wisconsin	100%
Wisconsin Gas Company	Wisconsin	100%
Kaztex Energy Management, Inc.	Wisconsin	16%
Guardian Pipeline, L.L.C.	Delaware	33.33%
WICOR Industries, Inc.	Wisconsin	100%
Sta-Rite Industries, Inc.	Wisconsin	100%
Hypro Corporation	Delaware	100%
SHURflo Pump Manufacturing Co.	California	100%

Edison Sault Electric Company	Michigan	100%
American Transmission Company LLC	Wisconsin	5.18%

W.E. Power, LLC	Wisconsin	100%

Wisvest Corporation	Wisconsin	100%
Androscoggin Energy LLC	Delaware	49.5%
Blackhawk Energy Services, LLC	Illinois	50%
CET Two, LLC	Delaware	100%
Calumet Energy Team, LLC	Delaware	100%
Kaztex Energy Management, Inc.	Wisconsin	41.5%

Minergy Corp.	Wisconsin	100%
GlassPack, LLC	Wisconsin	100%
Minergy Detroit, LLC	Wisconsin	100%
Minergy Neenah, LLC	Wisconsin	100%

Wispark LLC	Wisconsin	100%

Wisconsin Energy Capital Corporation	Wisconsin	100%

WEC Nuclear Corporation	Wisconsin	100%
Nuclear Management Company, LLC	Wisconsin	20%

Witech Corporation	Wisconsin	100%

WEC International, Inc.	Delaware	100%

Badger Service Company	Wisconsin	100%

WEC Capital Trust I	Delaware	100%

(a)	Omits the names of certain subsidiaries, which if considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" as of December 31, 2002.
Indirectly owned subsidiaries are listed under the subsidiaries through which
Wisconsin Energy Corporation holds ownership.